Exhibit 99.1

FROM:	FOR:
Padilla Speer Beardsley Inc.	Synovis Life Technologies, Inc.
1101 West River Parkway	2575 University Ave.
Minneapolis, Minnesota 55415	St. Paul, Minnesota 55114

CONTACTS:	CONTACTS:
Nancy A. Johnson / Marian Briggs	Richard Kramp, President and CEO
(612) 455-1745 / (612) 455-1742	Brett Reynolds, CFO
(651) 796-7300
FOR IMMEDIATE RELEASE
SYNOVIS LIFE TECHNOLOGIES REPORTS 39 PERCENT REVENUE GROWTH AND STRONG PROFITS IN ITS THIRD FISCAL QUARTER
Both Surgical and Interventional Business Units Drive
Revenue Increases and Operating Income Gains
     ST. PAUL, Minn., August 29, 2007 — Synovis Life Technologies, Inc. (Nasdaq: SYNO), today reported financial results for the third fiscal quarter ended July 31, 2007.
     Third-quarter consolidated net revenue rose to $18.2 million, a 39 percent increase over $13.1 million in the year-ago period and a 10 percent sequential gain over fiscal second-quarter revenue of $16.6 million. Surgical business revenue reached $9.9 million in the third quarter, the fifth consecutive record-revenue quarter for this segment, and a 35 percent increase from $7.3 million in the year-ago period. Interventional business revenue rose to $8.3 million in the quarter, 45 percent higher than revenue of $5.7 million a year earlier. The company reported third-quarter net income of $1.2 million, or $0.10 per diluted share, compared with a net loss of $526,000, or $0.04 per share, in the year-earlier period.
     “We are very pleased that both business units delivered robust revenue growth and solid operating performance, resulting in much higher profits in this fiscal third quarter,” said Richard Kramp, Synovis Life Technologies president and chief executive officer. “In the surgical
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Synovis Life Technologies
August 29, 2007

business, our strategic move to a direct sales force has been thoroughly validated — all product areas showed significant growth from a year ago. In the interventional business, we saw higher revenue contributions from the cardiac rhythm management (CRM) market, as well as increased growth in other medical specialties, resulting in sizeable operating income which is a significant turnaround from the year-ago operating loss.”
     Consolidated gross margin in the quarter was 46 percent, a 7 percentage point gain over the third quarter of fiscal 2006, due to much improved margins in both business units. Operating expenses rose 10 percent primarily due to increased marketing and medical education activities to support the surgical direct sales force and higher spending on surgical research and development projects.
     Stronger revenue levels and gross margins led to consolidated third-quarter operating income of $1.4 million, versus an operating loss of $1.3 million a year earlier, and up 124 percent from the operating income of $609,000 reported in the 2007 second fiscal quarter.
     Synovis had $49.8 million in cash, cash equivalents and short-term investments as of July 31, 2007, compared to $47.0 million at the fiscal 2006 year-end. Cash provided by operating activities was $5.6 million year to date, and was $4.1 million in the third quarter.
     In the first nine months of fiscal 2007, consolidated net revenue increased to $49.0 million, up 19 percent from $41.3 million in the first nine months of the prior fiscal year. Consolidated net income improved significantly to $2.3 million, or $0.18 per diluted share, versus a net loss of $1.6 million, or $0.13 per share, in the first nine months of fiscal 2006.
Surgical Business
     Synovis’ surgical business achieved record net revenue of $9.9 million in the third quarter, increasing 35 percent over $7.3 million in the year-ago period and 9 percent sequentially over the fiscal 2007 second quarter. The third-quarter gross margin was 65 percent, up from 58 percent in the third quarter of fiscal 2006. Gross margin gains primarily came from better overhead utilization, direct customer pricing and a favorable product mix.
     Operating income increased to $1.6 million, a significant turnaround from an operating loss of $27,000 in the year-earlier quarter, and a 25 percent sequential improvement over operating income of $1.3 million in the fiscal 2007 second quarter.
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August 29, 2007

     “Late in the fiscal first quarter, we launched our Veritas® product for complex ventral hernia repair, and we are beginning to gain traction. Third-quarter sales in this market doubled sequentially from the second quarter and we have achieved an annualized run rate in excess of $1 million only six months after product launch,” stated Kramp. “Market introduction is progressing as our sales people call on general surgeons and educate them about the benefits of tissue remodeling and the qualities of our Veritas hernia patch material. To direct more resources toward this significant opportunity, and maintain momentum in the bariatric market, we are in the process of adding 10 to 12 direct sales representatives to our current staff of 24 by the end of fiscal 2007.”
     Revenue from Peri-Strips (PSD) rose to $3.5 million in the third quarter, up 33 percent over $2.6 million a year ago. Peri-Strips, including PSD Apex, PSD Veritas and PSD Veritas Circular, represent a comprehensive line of buttressing products for bariatric surgeons. Surgeon preference for our remodelable linear buttress (PSD Veritas) grew in the quarter; 69 percent of domestic units sold in the third quarter were PSD Veritas versus approximately 38 percent in the prior-year quarter. The circular stapler buttress also contributed significantly to revenue growth with a four-fold increase year over year. In the third quarter, Synovis received CE Mark approval to market PSD Veritas in Europe, extending Peri-Strips’ availability to European surgeons who favor a non-permanent buttress.
     Third-quarter sales of Synovis’ Tissue-Guard products rose to $3.4 million, a 33 percent gain over the prior-year quarter, driven by domestic unit growth of 22 percent. Tissue-Guard products are used to repair and replace damaged tissue in cardiac, vascular, neuro, thoracic and other surgeries, and have been used in more than 600,000 procedures since their introduction.
     Sales of the company’s microsurgery products increased 43 percent in the third quarter, reaching $1.4 million compared to $1.0 million in the previous year’s third quarter. Sales of the Microvascular Anastomotic Coupler, the primary microsurgery product and a device for connecting small blood vessels without sutures, were up 60 percent over the same quarter last year, driven by growth in unit volume.
     In the fiscal third quarter, Synovis and Cook Biotech entered into a settlement agreement resolving a patent infringement suit brought by Synovis against Cook Biotech. In the suit, Synovis asserted that Cook Biotech was infringing certain claims in its patent related to an apparatus and method for producing a reinforced surgical fastener line (patent #5,752,965).
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Synovis Life Technologies
August 29, 2007

Under the agreement, Cook Biotech will pay a royalty to Synovis regarding the “965” patent. The agreement further addresses settlement of future patent issues which may arise in the staple line reinforcement field, providing for the payment of royalties by either party for infringement of valid claims of issued patents and the resolution of future disputes through arbitration.
Interventional Business
     Interventional business net revenue was $8.3 million in the third fiscal quarter, an encouraging 45 percent increase from $5.7 million in the year-ago period and a 10 percent sequential gain from $7.5 million in the second quarter. According to Kramp, “The interventional division is beginning to reap the rewards of the efficiency steps taken to benefit from the anticipated CRM market recovery and from new business generated in non-CRM markets. The ICD market has stabilized and appears to be returning to growth.”
     The interventional business gross margin was 25 percent in the third quarter of fiscal 2007, up from 15 percent in the same period of fiscal 2006. Higher production volumes, stable overhead expenses and favorable product mix accounted for the increase. Third-quarter operating income increased to $374,000 versus an operating loss of $717,000 in the year-ago period.
     Kramp added, “Sales to our core CRM customers were strong in the third quarter and we are optimistic that the CRM market is starting to rebound. We are also pleased that sales to non-CRM customers grew at an even faster rate than sales to our CRM customers, and that our strategy to diversify the interventional customer base is paying off. We are excited about the opportunities in the pipeline, among both CRM and non-CRM customers.”
Conference Call and Webcast
     Synovis Life Technologies will host a live Webcast of its fiscal third-quarter conference call today, Aug. 29, at 10 a.m. CT to discuss the company’s results. To access the live Webcast, go to the investor information section of the company’s Web site, www.synovislife.com, and click on the Webcast icon. A Webcast replay will be available beginning at noon CT, Wednesday, Aug. 29.
     If you prefer to listen to an audio replay of the conference call, dial (888) 286-8010 and enter access number 95047567. The audio replay will be available beginning at 1:00 p.m. CT on Wednesday, Aug. 29, through 6:00 p.m. CT on Friday, Aug. 31.
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Synovis Life Technologies
August 29, 2007

About Synovis Life Technologies
     Synovis Life Technologies, Inc., based in St. Paul, Minn., is a diversified medical device company engaged in developing, manufacturing and bringing to market medical devices for the surgical and interventional treatment of disease. For additional information on Synovis Life Technologies and its businesses, visit the company’s Web site at www.synovislife.com.
     Forward-looking statements contained in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The statements can be identified by words such as “should”, “could”, “may”, “will”, “expect”, “believe”, “anticipate”, “estimate”, “continue”, or other similar expressions. Certain important factors that could cause results to differ materially from those anticipated by the forward-looking statements made herein include the timing of product introductions, outcomes of clinical and market trials as well as regulatory submissions, the number of certain surgical procedures performed, the ability to identify, acquire and successfully integrate suitable acquisition candidates, the cost and outcome of intellectual property litigation, and the level and timing of orders from contract manufacturing customers, as well as the other factors found in the company’s Annual Report on Form 10-K for the year ended October 31, 2006.
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August 29, 2007

SYNOVIS LIFE TECHNOLOGIES, INC.
Condensed Consolidated Results of Operations (unaudited)
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	July 31		July 31
	2007	2006	2007	2006
Net revenue	$18,203	$13,051	$49,013	$41,252
Cost of revenue	9,748	7,918	26,824	25,932
Gross margin	8,455	5,133	22,189	15,320
Gross margin percentage	46%	39%	45%	37%

Selling, general and administrative	6,143	5,635	17,824	16,665
Research and development	949	826	2,652	2,464

Operating income (loss)	1,363	(1,328)	1,713	(3,809)

Interest income	490	375	1,467	953
Income (loss) before provision for income taxes	1,853	(953)	3,180	(2,856)
Provision (benefit) for income taxes	623	(427)	927	(1,283)

Net income (loss)	1,230	$(526)	2,253	$(1,573)

Basic earnings (loss) per share	$0.10	$(0.04)	$0.18	$(0.13)
Diluted earnings (loss) per share	$0.10	$(0.04)	$0.18	$(0.13)

Weighted average basic shares outstanding	12,249	12,035	12,194	11,979

Weighted average diluted shares outstanding	12,538	12,035	12,422	11,979
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Synovis Life Technologies
August 29, 2007

SYNOVIS LIFE TECHNOLOGIES, INC.
Business Segment Information (unaudited)
(In thousands)

	Three Months Ended		Nine Months Ended
	July 31		July 31
	2007	2006	2007	2006
Net revenue
Surgical business	$9,902	$7,341	$27,416	$19,692
Interventional business	8,301	5,710	21,597	21,560

Consolidated	$18,203	$13,051	$49,013	$41,252

Gross margin
Surgical business	$6,411	$4,284	$17,503	$11,291
Interventional business	2,044	849	4,686	4,029

Consolidated	$8,455	$5,133	$22,189	$15,320

Gross margin percentage
Surgical business	65%	58%	64%	57%
Interventional business	25%	15%	22%	19%
Consolidated	46%	39%	45%	37%

Operating income (loss)
Surgical business	$1,610	$(27)	$3,753	$(1,052)
Interventional business	374	(717)	(90)	(1,065)
Corporate and other	(621)	(584)	(1,950)	(1,692)

Consolidated	$1,363	$(1,328)	$1,713	$(3,809)
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August 29, 2007

SYNOVIS LIFE TECHNOLOGIES, INC.
Condensed Consolidated Balance Sheets (unaudited)
As of July 31, 2007 and October 31, 2006
(In thousands, except share and per share data)

	July 31,	October 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$9,420	$7,053
Short-term investments	40,350	39,926
Accounts receivable, net	8,500	6,740
Inventories	9,835	8,590
Deferred income tax asset, net	1,017	1,017
Other current assets	1,238	1,742

Total current assets	70,360	65,068

Property, plant and equipment, net	10,912	12,228
Goodwill and other intangible assets, net	9,250	7,393
Deferred income tax asset, net	171	861

Total assets	$90,693	$85,550

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$6,924	$5,625

Total current liabilities	6,924	5,625

Shareholders’ equity:
Preferred stock: authorized 5,000,000 shares of $.01 par value; none issued or outstanding at both dates	—	—
Common stock: authorized 20,000,000 shares of $.01 par value; issued and outstanding, 12,258,851 at July 31, 2007 and 12,101,253 at October 31, 2006	123	121
Additional paid-in capital	76,721	75,132
Retained earnings	6,925	4,672

Total shareholders’ equity	83,769	79,925

Total liabilities and shareholders’ equity	$90,693	$85,550

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